Exhibit 4.15

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (the "Agreement"), dated as of June 9, 2011, by and between Diana Containerships Inc., a Marshall Islands Corporation (the "Company"), and Diana Shipping Inc., a Marshall Islands Corporation, (the "Buyer").

WHEREAS, the Company is currently conducting a public offering of the Company's common shares, par value $0.01 (the "Shares"), not including any over-allotment that may be exercised by the underwriters, under the Securities Act of 1933, as amended (the "Offering"); and

WHEREAS, the Buyer owns approximately 11% of the Company's issued and outstanding common shares prior to the Offering; and

WHEREAS, the Company has agreed to issue to the Buyer, and the Buyer has agreed to purchase, $20.0 million United States dollars of the Company's common shares at the same price per share as is being offered to the public in the Offering, before underwriting discounts and commissions (the "Purchased Shares"); and

WHEREAS, the Purchased Shares shall be issued and purchased simultaneously with the closing of the Offering (the "Closing").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Upon the terms and subject to the conditions of this Agreement:

1.1    Issuance and Purchase of Shares. The Company shall issue, set over and deliver to the Buyer, free and clear of all liens and outstanding charges of whatever nature ("Liens"), and the Buyer shall purchase from the Company, the Purchased Shares on the Closing Date.

1.2    Purchase Consideration. In consideration for the Purchased Shares, the Buyer shall pay in immediately available funds for the Purchased Shares as follows:

(a)    $20.0 million at the Closing.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

The Company hereby represents and warrants to, and agrees with the Buyer, as of the date hereof and the Closing, as follows:

2.1    Capacity; Authority; Validity. The Company has all capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Company hereunder; this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of the Company; this Agreement has been duly executed and delivered by the Company; and assuming the due execution and delivery of this Agreement by the Buyer, this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.

2.2    Validity of Shares. Upon delivery of the Purchased Shares by the Company in accordance with the terms of this Agreement, the Purchased Shares shall be duly issued, fully paid and non-assessable, free and clear of all Liens.

2.3    No Violation of Law or Agreement. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby by the Company, will violate any judgment, order, writ, decree, law, rule, regulation or agreement applicable to the Company.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER

The Buyer hereby represents and warrants to, and agrees with the Company, as of the date hereof and the Closing as follows:

3.1    Capacity; Authority; Validity. The Buyer has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Buyer hereunder; this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Buyer; this Agreement has been duly executed and delivered by the Buyer; and assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

3.2    No Violation of Law or Agreement. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation of the transactions contemplated hereby by the Buyer, will violate any judgment, order, writ, decree, law, rule, regulation or agreement applicable to the Buyer or create any Lien over the Buyer's assets.

3.3    No Registration. The Buyer understands that the Purchased Shares have not been registered under the Securities Act, are being sold in a transaction that is exempt from the registration requirements of the Securities Act and that the Purchased Shares may not be re-offered or resold except as permitted in the following sentence. The Buyer agrees that it will resell the Purchased Shares only (A) to the Company, its successors or assigns, (B) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (C) pursuant to an exemption from registration provided by Rule 144 under the Securities Act or another available exception from registration, or (D) pursuant to an effective registration statement under the Securities Act, and the Buyer further agrees to provide to any person purchasing any of the Purchased Shares from it a notice advising such purchaser that resales of the Purchased Shares are restricted as stated herein. The Buyer understands that any certificates for the Purchased Shares shall carry a restrictive legend to such effect.

3.4    Resale. The Buyer understands that, on any proposed resale of the Purchased Shares, it will be required to furnish the Company such certification, legal opinions and other information as the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.

ARTICLE IV

MISCELLANEOUS

4.1    Notices. All notices and other communications by the Buyer or the Company hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via telecopy transmission and verification received, or when posted by postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth on the signature page hereto or to such other addresses as a party may from time to time designate to the other party by written notice thereof, effective only upon actual receipt.

4.2    Assignment. This Agreement shall not be assigned by either party without the other's prior written consent.

4.3    Entire Agreement. This Agreement constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

4.4    Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

4.5    Captions; Counterparts, Execution. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.6    Governing Law and Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be duly executed as of the date first above written.

DIANA CONTAINERSHIPS INC.		DIANA SHIPPING INC.

By:	/s/ Symeon Palios	By:	/s/ Anastasios Margaronis
	Name: Symeon Palios		Name: Anastasios Margaronis
	Title: Director, Chief Executive Officer and Chairman of the Board		Title: Director and President

	Address: Pendelis 16, 175 64 Palaio Faliro, Athens, Greece		Address: Pendelis 16, 175 64 Palaio Faliro, Athens, Greece
	Telecopy No.: +30 210 9424975		Telecopy No.: +30 210 9424975